Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Keros Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Feeds to be Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(r)	4,025,000(2)	$40.00	$161,000,000	$147.60 per $1,000,000	$23,764
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—				—	—	—	—
	Total Offering Amounts							$23,764 (1)
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$23,764
(1)This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-255724), which was filed on May 3, 2021, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.
(2)Includes 525,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.